EXHIBIT 2.3
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                            Certificate of Amendment

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of Corporation:
    Power Professionals, Inc.

2.  The articles have been amended as follows:

FIRST, Article 1, of the Articles of Incorporation as now filed is stricken in its entirety and the following Article 1 substituted as if it had been a part of the original Articles of Incorporation.

                                    ARTICLE I

The complete name of the Corporation is UNITECH ENERGY CORPORATION

SECOND, The date of adoption of this amendment by the shareholders is December 30, 2003.

THIRD, The number of shares outstanding and entitled to vote on such issue is 1,000,000, all of the same class.

FOURTH, The number of outstanding shares voted for the amendment of Article 1 was 968,000 for, and zero against.

IN WITNESS WHEREOF, the undersigned, being the President of such Corporation has executed this amendment to Articles of Incorporation this 30th day of December, 2003.

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 968,000.

4.   Effective date of filing (optional): 12/30/03

5.   Officer Signature (required):  /s/ Kevin Ericksteen
                                    -----------------------------------
                                        Kevin  Ericksteen, its President

Filed December 30, 2003
In the Office of Dean Heller
Secretary of State